FORM OF VOTING AGREEMENT (INVESTORS MHC)

December __, 2012

Roma Financial Corporation
Roma Financial Corporation MHC
Roma Bank
2300 Highway 33
Robbinsville, New Jersey 08691-1411

Ladies and Gentlemen:

Investors Bancorp, Inc. (“Investors”), Investors Bancorp, MHC (“Investors MHC”) and Investors Bank (“Investors Bank,” collectively with Investors and Investors MHC, the “Investors Parties”) and Roma Financial Corporation (“Roma Financial”), Roma Financial Corporation MHC (“Roma MHC”), and Roma Bank (“Roma Bank,” collectively with Roma Financial and Roma MHC, the “Roma Financial Parties”) have entered into an Agreement and Plan of Merger dated as of December 19, 2012 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Roma Bank will merge with and into Investors Bank, with Investors Bank surviving the merger (the “Bank Merger”); (b) Roma MHC will merge with and into Investors MHC, with Investors MHC surviving the merger (the “MHC Merger”); (c) Roma Financial will merge with and into Investors Bancorp, with Investors Bancorp surviving the merger (the “Bancorp Merger,” collectively with the Bank Merger and MHC Merger, the “Mergers”); and (d) shareholders of Roma Financial will receive common stock of Investors Bancorp in exchange for their shares of Roma Financial common stock, as set forth in the Merger Agreement and related documents.

The Roma Financial Parties have requested, as a condition to its execution and delivery to Investors Bancorp of the Merger Agreement, that Investors MHC, execute and deliver to the Roma Financial Parties this Letter Agreement.

The undersigned, in order to induce the Roma Financial Parties to execute and deliver to Investors Bancorp the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)           Agrees to be present (in person or by proxy) at all meetings of shareholders or members of the Investors Parties called to vote for approval of the Merger so that all shares of common stock of Investors Bancorp over which the undersigned now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Boards of Directors of the Investors Parties), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving the Investors Parties;

(b)           Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder or member of the Investors Parties, to approve or adopt the Merger Agreement;

(c)           Agrees not to sell, transfer or otherwise dispose of any common stock of Investors Bancorp on or prior to the date of the meetings of the Investors Parties’ shareholders and/or members to vote on the Merger Agreement; and

(d)           Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

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This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

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The undersigned intend to be legally bound hereby.

Sincerely

Investors Bancorp, MHC

By: Kevin Cummings
Its: President and Chief Executive Officer